Exhibit 11


              BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
            Statement Regarding Computation of Loss Per Share
                               (Unaudited)


                          Three months ended             Nine Months ended
                         March 31,   March 31,         March 31,    March 31,
                           1998        1997              1998         1997
                         ---------   ---------         ---------    ---------

Net loss              $ (1,247,380) $ (825,036)     $ (3,364,976) $(1,897,396)
                        ===========   =========       ===========   ==========

Weighted average number
  of common shares       8,759,724   8,716,394         8,734,845    8,710,364
                         =========   =========         =========    =========

Net loss per common
  share - basic       $      (0.14) $    (0.09)     $      (0.39) $     (0.22)
                             ======      ======            ======       ======